EXHIBIT 10.22

Letter Agreement

January 11, 2016
Revised as of February 9, 2016

Mr. William A. Foley

Dear Bill,

We are pleased that you have agreed to serve as Chief Executive Officer and Chairman of the Board of Libbey Inc. (“Libbey” or the “Company”) effective as of January 12, 2016.

As we have discussed, your base compensation will be $825,000 per year paid in accordance with the Company’s regular payroll practices (prorated from the date your employment commences).  You will be eligible to participate in the 2016 SMIP, with an annual incentive target of $825,000, and the 2016 LTIP, with a target opportunity of 300% of your annual base compensation. Your target opportunity under the performance cash component of the 2016 LTIP (for the three-year performance cycle ending on December 31, 2018) will be $990,000. You will be granted stock options with a grant date value of $495,000 and restricted stock units with a grant date value of $990,000. The equity awards will be granted in February 2016 at the same time such grants are made to other executive officers. Performance goals for each of the 2016 SMIP (including your individual goals) and the performance cash component of the 2016 LTIP will be established by the Compensation Committee. You will also be eligible to participate in the performance cash component of the 2014 LTIP and 2015 LTIP (for the 2014-2016 and 2015-2017 performance cycles, respectively), with a prorated target opportunity for each cycle equal to $326,700 and $653,400, respectively.

While you are employed as the Chief Executive Officer, you will no longer be entitled to receive any additional compensation for service as a director. However, you will be entitled to receive the full annual award of stock to be granted to non-management directors at the 2016 annual meeting of stockholders, since the award is attributable to service for the 2015 fiscal year.

The Company agrees to provide you an allowance of up to $3,750 per month (paid semi-monthly) for housing, including furnishings and utilities, in the Toledo area so long as you serve as CEO. It will be subject to applicable payroll taxes.

You agree not to enroll in the Company’s healthcare insurance benefits. You will receive life insurance benefits in the maximum amount of $300,000, paid time off in accordance with the Company’s Executive Paid Time Off Policy and disability coverage in accordance with the Company’s policies in effect from time to time

You will not be eligible to participate in any cash balance retirement plan or supplement executive retirement plan of the Company, but you will be eligible to participate in the Company’s 401(k) savings plan and Executive Deferred Compensation Plan, including eligibility for Company matching contributions under those plans.

The awards of RSUs and NQSOs to be made to you in February of 2016 and each subsequent year while you remain CEO of the Company will vest ratably over four (4) years. The forms of the agreements will be in the form approved by the Compensation Committee of the Board for awards made to other executive officers, except that the term “Retirement” will be defined to mean “Termination, other than for Cause, provided that you are at least 70 years old. If you are at least 70 years old at the time of your Termination Without Cause or voluntary resignation, that termination or resignation constitutes Retirement.”

Your employment with the Company is “at will” and may be terminated by the Company without cause upon notice of not less than 90 days, by the Company for cause effective when notice is delivered, by you upon notice to the Board of not less than 60 days or by reason of death or disability. You will not be eligible to participate in the Company’s Executive Severance Compensation Policy, nor will you be granted additional benefits upon the occurrence of a change in control of the Company or the termination of your employment in connection with a change in control. Upon termination of your employment, you will be entitled to receive any accrued but unpaid salary and a pro rata portion of any amount earned under the SMIP and/or LTIP based on actual performance. The amount to be paid will be pro-rated based on days of service during the applicable performance period and will be paid after the relevant performance period has ended at such time as payments are made to other participants in the plans, but in no event later than March 15 following the end of the performance period.

The terms of this letter agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. This letter agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.

Please indicate your acceptance to the terms and conditions herein by signing this letter agreement and returning it to me, with a copy to Susan Kovach, Vice President, General Counsel & Secretary. I look forward to a favorable reply.

Sincerely,

/s/ John Orr
John Orr
Lead Director of the Board of Directors

I have read, understood and accept the terms and conditions outlined in this letter agreement.

/s/ William A. Foley          2/24/2016
William A. Foley                Date